UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 2, 2012

Commission file number:  333-172207

CPM Holdings, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	06-1612494
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2975 Airline Circle, Waterloo, Iowa	50703
(Address of principal executive offices)	(Zip Code)

(319) 464-8275
(Registrant's telephone number, including area code)

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Amendment to certain provision of the Letter of Transmittal relating to the Company's Tender Offer and Consent Solicitation for its outstanding 10-5/8% Senior Secured Notes due 2014.
On July 31, 2012, CPM Holdings, Inc. (the “Company”) commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding 10-5/8% Senior Secured Notes due 2014 (the “Notes”). In conjunction with the Tender Offer, the Company is soliciting consents (the “Consent Solicitation”) from holders of the Notes to certain proposed amendments to the Indenture governing the Notes.
The Tender Offer is being conducted upon the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement, dated July 31, 2012 (the "Offer to Purchase"), and the related letter of transmittal (the “Letter of Transmittal”).
The Letter of Transmittal provided, among other things, that tenders of Notes pursuant to the Tender Offer (and the delivery of corresponding consents to the proposed amendments in the Consent Solicitation) would be accepted only in principal amounts equal to $1,000 or integral multiples thereof. That provision of the Letter of Transmittal has been amended and restated as follows:
Tenders of Notes pursuant to the Tender Offer (and the delivery of corresponding consents to the proposed amendments in the Consent Solicitation) will be accepted only in principal amounts equal to $2,000 or integral multiples of $1,000 in excess thereof.
Except as set forth in the preceding paragraph, all other terms and conditions of the Tender Offer and the Consent Solicitation set forth in the Offer to Purchase and Letter of Transmittal remain in full force and effect.
Item 9.01. Financial Statements and Exhibits.
None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CPM HOLDINGS, INC.
Date: August 2, 2012	By:	/s/ Ted Waitman
Ted Waitman
Chief Executive Officer

Date: August 2, 2012	By:	/s/ Douglas Ostrich
Douglas Ostrich
Chief Financial Officer